EXHIBIT 99.1
News
For Immediate Release	Contact:
July 26, 2012	Rick B. Honey
(212) 878-1831

MINERALS TECHNOLOGIES ACHIEVES RECORD EARNINGS PER SHARE OF $1.11 FOR SECOND QUARTER
----------

Company Reports Operating Income of $29.5 million, Up 18% over Prior Year

----------

Highlights:

•	Record Company Earnings for First Six Months
•	Operating Income as a Percentage of Sales Increased 25% to 11.6%
•	Three Commercial Agreements Signed for FulFill™ E-325 Higher-Filler Technology
•	Signed Contract to Conduct All Refractory Maintenance for United Steel Company at a New Steel Mill in Bahrain
•	Strong Operating Performance from Processed Minerals

NEW YORK, July 26, 2012—Minerals Technologies Inc. (NYSE: MTX) today reported record second quarter diluted earnings per common share of $1.11 compared with $0.90 per share in the same period in 2011, a 23-percent increase. Net income for the second quarter was $19.7 million, a 20-percent increase over the prior year.

"We continued our strong financial performance, achieving record earnings for both the second quarter and the first half of 2012," said Joseph C. Muscari, chairman and chief executive officer. "We saw improvement in operating income and return on capital as our new products continue to gain traction with adoption of our FulFill™ higher-filler technology by three paper mills—two in Europe and one in Asia. We now have nine commercial agreements with papermakers around the world."

Operating income increased 18 percent to $29.5 million from $25.1 million in the second quarter of 2011. The improvement in operating income occurred in both the Specialty Minerals and Refractories Segments and was attributable to increased pricing, higher productivity, lower material and energy costs and to cost and expense control. The company also generated $40.0 million in cash flow from operations, and return on capital was 9.4 percent, an increase of 19 percent from the same quarter in 2011.

Improved earnings and operating income was achieved despite a decrease in sales. Second quarter worldwide sales decreased 5 percent to $254.0 million from the $268.4 million recorded in the same period in 2011. Foreign exchange had an unfavorable impact on sales of approximately $8.6 million, or 3 percentage points. Sales were also affected negatively by the permanent and temporary shutdowns of two satellite PCC facilities in Europe and the deconsolidation of the company’s Refractories operations in Korea in the third quarter of 2011. The combined effect of these items, including foreign currency, adversely affected sales by 6 percent. Sales were also affected by weakening market conditions in Europe.

Second quarter worldwide sales for the Specialty Minerals segment, which includes the Precipitated Calcium Carbonate (PCC) and Processed Minerals product lines, decreased 2 percent to $168.1 million from $171.8 million recorded in the second quarter of 2011. Income from operations increased 19 percent to a record $22.1 million from $18.6 million in the same period in 2011. The growth in operating income was due to strong operating results from our Performance Minerals business, which includes the Processed Minerals and Specialty PCC product lines, and higher profits in our North American Paper PCC product line.

PCC Products, which are used mainly in the manufacturing processes of the paper industry, recorded sales of $136.3 million, a 3-percent decrease from the $140.2 million recorded in the same period of the previous year. Foreign exchange had an unfavorable impact on sales of approximately $5.6 million, or 4 percentage points. Sales were also affected by volume declines associated with the permanent and temporary closure of two paper mills in Europe. Volumes increased in North America, Latin America and Asia.

The company recently signed commercial agreements with three additional paper mills for the adoption of the FulFill™ higher-filler technology. That brings the total number of agreements to nine since the FulFill portfolio was introduced in the fourth quarter of 2010. These new agreements were signed with the Mondi Group for a paper mill in Ružomberok, Slovakia, as well as with another paper mill in Europe and one in Asia—both of which wish to remain unnamed for competitive reasons.

The Fulfill™ brand is a portfolio of high-filler technologies that offers papermakers a variety of efficient, flexible solutions that decreases dependency on natural fiber and reduces costs. The FulFill™ E-325 series allows papermakers to increase loading levels of PCC, which replaces higher cost pulp, by three to five points, and increases PCC usage between 20 to 30 percent.

“The continued adoption of FulFill™ by the global paper industry adds to the growing momentum of this new technology and substantiates the efficacy of the cost-savings it generates  as well as the revitalization of our new product development pipeline,” said Mr. Muscari. “In addition, we are actively engaged with 26 other paper mills interested in our FulFill™ portfolio of technologies.”

Sales in Processed Minerals products, which include ground calcium carbonate (GCC) and talc used in the building materials, polymers, ceramics, paints and coatings, glass and other manufacturing industries, increased 1 percent to $31.8 million from $31.6 million in the second quarter of 2011.

Sales in the Refractories segment for the second quarter of 2012 declined 11 percent to $85.9 million from $96.6 million in the same period last year. Foreign exchange had an unfavorable impact on sales of approximately $3.0 million or 3 percentage points. The remaining sales decline in the segment was attributable primarily to volume declines associated with deconsolidation of the company’s Refractory operations in Korea and to weakness in the European steel industry during the quarter. Sales of Refractory products declined 13 percent to $65.4 million from $75.3 million in the prior year. Metallurgical products sales decreased 4 percent to $20.5 million from $21.3 million in the second quarter of 2011.

The Refractories segment recorded operating income of $8.7 million, a 12-percent increase over the $7.8 million recorded in the second quarter of 2011. The increase in operating income was attributable to lower materials costs, higher productivity and reduced overhead expenses.

During the second quarter, the company announced that Minteq International Inc., the operating unit responsible for the Refractories segment, signed an agreement with United Steel Company B.S.C. (SULB) to perform all refractory maintenance at a greenfield steel mill in the Al-Hidd industrial area in Bahrain that is due to start up during the third quarter of 2012. Minteq, working with other refractory companies, will be responsible for conducting all refractory maintenance of the steel furnaces and the other steel-production vessels.

“We have been able to achieve record financial performance despite weak market conditions, particularly in Europe,” said Mr. Muscari. “We will build upon this strong performance during the second half of 2012 by continuing to deploy our key strategies of geographic expansion and market penetration of our new products that will provide us with additional opportunities for future growth,” said Mr. Muscari.

----------

The company declared a regular quarterly dividend of $0.05 per share on its common stock, which is payable on September 13, 2012 to shareholders of record on August 30, 2012. Minerals Technologies Inc. also repurchased $6.0 million in company stock in the second quarter and has repurchased a total of $8.9 million in stock under the current two-year $75 million share repurchase authorization.

----------

Minerals Technologies will sponsor a conference call tomorrow, July 27, 2012 at 11 a.m. The conference call will be broadcast live on the company web site, which can be found at www.mineralstech.com.

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which describe or are based on current expectations. Actual results may differ materially from these expectations. In addition, any statements that are not historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the risk factors and other cautionary statements in our 2011 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.

For further information about Minerals Technologies Inc. look on the internet at http://www.mineralstech.com.

CONSOLIDATED STATEMENTS OF OPERATIONS
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(in thousands, except per share data)
(unaudited)

	Quarter Ended			% Growth		Six Months Ended		% Growth
	July 1,	April 1,	July 3,			July 1,	July 3,
	2012	2012	2011	Prior Qtr.	Prior Year	2012	2011	Prior Year

Net sales	$253,969	$257,138	$268,399	(1)%	(5)%	$511,107	$530,919	(4)%

Cost of goods sold	197,627	202,201	214,725	(2)%	(8)%	399,828	424,303	(6)%

Production margin	56,342	54,937	53,674	3%	5%	111,279	106,616	4%

Marketing and administrative expenses	21,840	22,898	23,710	(5)%	(8)%	44,738	46,839	(4)%
Research and development expenses	5,026	5,047	4,897	(0)%	3%	10,073	9,766	3%
Restructuring and other charges	0	0	0	*	*	0	230	(100)%
Income from operations	29,476	26,992	25,067	9%	18%	56,468	49,781	13%

Non-operating income (deductions) - net	(768)	(598)	(799)	28%	(4)%	(1,366)	(1,636)	(17)%

Income from continuing operations, before tax	28,708	26,394	24,268	9%	18%	55,102	48,145	14%

Provision for taxes on income	8,469	7,786	7,112	9%	19%	16,255	14,299	14%

Consolidated net income	20,239	18,608	17,156	9%	18%	38,847	33,846	15%

Less: Net income attributable to non-controlling interests	524	576	743	(9)%	(29)%	1,100	1,652	(33)%

Net Income attributable to Minerals Technologies Inc. (MTI)	$19,715	$18,032	$16,413	9%	20%	$37,747	$32,194	17%

Weighted average number of common shares outstanding:

Basic	17,724	17,718	18,177			17,721	18,227

Diluted	17,790	17,800	18,290			17,795	18,353

Earnings per share attributable to MTI:

Basic:	$1.11	$1.02	$0.90	9%	23%	$2.13	$1.77	20%

Diluted:	$1.11	1.01	0.90	10%	23%	2.12	1.75	21%

Cash dividends declared per common share	$0.05	$0.05	$0.05			$0.10	$0.10

* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS

1)
For comparative purposes, the quarterly periods ended July 1, 2012 and July 3, 2011 contain 91 days.   The quarterly period ended April 1, 2012 consists of 92 days.  The six month periods ended July 1, 2012 and July 3, 2011 contain 183 days and 184 days, respectively.

2)	Restructuring and other exit costs recorded are as follows:

	(millions of dollars):
		Quarter Ended			Six Months Ended
		July 1,	April 1,	July 3,	July 1,	July 3,
		2012	2012	2011	2012	2011
	Restructuring and other costs
	Severance and other employee benefits	$0.0	$0.0	$0.0	$0.0	$(0.5)
	Other exit costs	0.0	0.0	0.0	0.0	0.7
		$0.0	$0.0	$0.0	$0.0	$0.2

3)
To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP income (loss), excluding special items, for the three month periods ended July 1, 2012, April 1, 2012 and July 3, 2011 and the six month periods ended July 1, 2012 and July 3, 2011;  and a reconciliation to net income (loss) for such periods.  The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion  of such special items are not indicative of the ongoing operating results and thereby affect the comparability  of results between periods. The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	(millions of dollars)	Quarter Ended			Six Months Ended
		July 1,	April 1,	July 3,	July 1,	July 3,
		2012	2012	2011	2012	2011
	Net Income attributable to MTI, as reported	$19.7	$18.0	$16.4	$37.7	$32.2

	Special items:
	Restructuring and other costs	0.0	0.0	0.0	0.0	0.2
	Related tax effects on special items	0.0	0.0	0.0	0.0	(0.1)

	Net income attributable to MTI, excluding special items	$19.7	$18.0	$16.4	$37.7	$32.3

	Basic earnings per share, excluding special items	$1.11	$1.02	$0.90	$2.13	$1.77
	Diluted earnings per share, excluding special items	$1.11	$1.01	$0.90	$2.12	$1.76

4)
Free cash flow is defined as cash flow from operations less capital expenditures. The following is a presentation of the Company's non-GAAP free cash flow for the quarterly periods ended July 1, 2012, April 1, 2012  and July 3, 2011  and the six month periods ended July 1, 2012 and July 3, 2011 and a reconciliation to cash flow from operations for such periods.  The Company's management believes this non-GAAP measure provides meaningful supplemental information as management uses this measure to evaluate the Company's ability to maintain capital assets, satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities.  Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.  The Company's definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

		Quarter Ended			Six Months Ended
	(millions of dollars)	July 1,	April 1,	July 3,	July 1,	July 3,
		2012	2012	2011	2012	2011
	Cash flow from operations	$40.1	$24.7	$37.6	$64.8	$56.7
	Capital expenditures	14.4	9.4	13.8	23.8	22.0
	Free cash flow	$25.7	$15.3	$23.8	$41.0	$34.7

5)	The following table reflects the components of non-operating income and deductions:

	(millions of dollars)	Quarter Ended			Six Months Ended
		July 1,	April 1,	July 3,	July 1,	July 3,
		2012	2012	2011	2012	2011
	Interest income	$0.8	$1.0	$1.0	$1.8	$1.8
	Interest expense	(0.8)	(0.8)	(0.8)	(1.6)	(1.6)
	Foreign exchange gains (losses)	(0.3)	(0.4)	(0.8)	(0.7)	(1.3)
	Other deductions	(0.5)	(0.4)	(0.2)	(0.9)	(0.5)
	Non-operating deductions, net	$(0.8)	$(0.6)	$(0.8)	$(1.4)	$(1.6)

6)
The analyst conference call to discuss operating results for the second quarter is scheduled for Friday, July 27, 2012 at 11:00 am and will be broadcast over the Company's website (www.mineralstech.com).  The broadcast will remain on the Company's website for no less than one year.

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended			% Growth		Six Months Ended		% Growth
SALES DATA	July 1,	April 1,	July 3,			July 1,	July 3,
	2012	2012	2011	Prior Qtr	Prior Year	2012	2011	Prior Year

United States	$143.3	$145.8	$141.2	(2)%	1%	$289.1	$280.6	3%
International	110.7	111.3	127.2	(1)%	(13)%	222.0	250.3	(11)%
Net Sales	$254.0	$257.1	$268.4	(1)%	(5)%	$511.1	$530.9	(4)%

Paper PCC	$119.3	$121.7	$123.6	(2)%	(3)%	$241.0	$252.8	(5)%
Specialty PCC	17.0	16.4	16.6	4%	2%	33.4	32.2	4%
PCC Products	$136.3	$138.1	$140.2	(1)%	(3)%	$274.4	$285.0	(4)%

Talc	$13.1	$12.1	$12.7	8%	3%	$25.2	$24.1	5%
Ground Calcium Carbonate	18.7	17.5	18.9	7%	(1)%	36.2	36.0	1%
Processed Minerals Products	$31.8	$29.6	$31.6	7%	1%	$61.4	$60.1	2%

Specialty Minerals Segment	$168.1	$167.7	$171.8	0%	(2)%	$335.8	$345.1	(3)%

Refractory products	$65.4	$69.1	$75.3	(5)%	(13)%	$134.5	$144.9	(7)%
Metallurgical Products	20.5	20.3	21.3	1%	(4)%	40.8	40.9	(0)%
Refractories Segment	$85.9	$89.4	$96.6	(4)%	(11)%	$175.3	$185.8	(6)%

Net Sales	$254.0	$257.1	$268.4	(1)%	(5)%	$511.1	$530.9	(4)%

SEGMENT OPERATING INCOME (LOSS) DATA

Specialty Minerals Segment	$22.1	$19.9	$18.6	11%	19%	$42.0	$37.9	11%

Refractories Segment	$8.7	$9.1	$7.8	(4)%	12%	$17.8	$14.7	21%

Unallocated Corporate Expenses	$(1.3)	$(2.0)	$(1.3)	(35)%	0%	$(3.3)	$(2.8)	18%

Consolidated	$29.5	$27.0	$25.1	9%	18%	$56.5	$49.8	13%

SEGMENT RESTRUCTURING and
IMPAIRMENT COSTS

Specialty Minerals Segment	$0.0	$0.0	$0.0	*	*	$0.0	$0.4	(100)%

Refractories Segment	$0.0	$0.0	$0.0	*	*	$0.0	$(0.2)	(100)%

Consolidated	$0.0	$0.0	$0.0	*	*	$0.0	$0.2	(100)%

To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP operating income, excluding special items (the restructuring and impairment costs set forth in the above table), for the three-month periods ended July 1, 2012, April 1, 2012 and July 3, 2011 and the six month periods ended July 1, 2012 and July 3, 2011, constituting a reconciliation to GAAP operating income set forth above.  The Company's management believe these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of ongoing operating results and thereby affect the comparability of results between periods.  The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	Quarter Ended			% Growth		Six Months Ended		% Growth
SEGMENT OPERATING INCOME,	July 1,	April 1,	July 3,			July 1,	July 3,
EXCLUDING SPECIAL ITEMS	2012	2012	2011	Prior Qtr.	Prior Year	2012	2011	Prior Year

Specialty Minerals Segment	$22.1	$19.9	$18.6	11%	19%	$42.0	$38.3	10%

Refractories Segment	$8.7	$9.1	$7.8	(4)%	12%	$17.8	$14.5	23%

Unallocated Corporate Expenses	$(1.3)	$(2.0)	$(1.3)	(35)%	0%	$(3.3)	$(2.8)	18%

Consolidated	$29.5	$27.0	$25.1	9%	18%	$56.5	$50.0	13%

* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	(In Thousands of Dollars)
		July 1,	December 31,
		2012*	2011**

Current assets:
	Cash & cash equivalents	$421,459	$395,152
	Short-term investments	19,268	18,494
	Accounts receivable, net	196,509	194,317
	Inventories	90,573	90,760
	Prepaid expenses and other current assets	20,348	21,566
	Total current assets	748,157	720,289

	Property, plant and equipment	1,259,970	1,248,649
	Less accumulated depreciation	945,375	930,515
	Net property, plant & equipment	314,595	318,134

	Goodwill	65,316	64,671
	Other assets and deferred charges	57,313	61,861

	Total assets	$1,185,381	$1,164,955

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
	Short-term debt	$4,417	$5,846
	Current maturities of long-term debt	9,976	8,552
	Accounts payable	107,030	103,354
	Restructuring liabilities	586	1,411
	Other current liabilities	58,854	61,739
	Total current liabilities	180,863	180,902

	Long-term debt	83,751	85,449
	Other non-current liabilities	123,196	130,584
	Total liabilities	387,810	396,935

	Total MTI shareholders' equity	772,793	741,612
	Non-controlling Interest	24,778	26,408
	Total shareholders' equity	797,571	768,020

	Total liabilities and shareholders' equity	$1,185,381	$1,164,955

*	Unaudited
**	Condensed from audited financial statements.